UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 10, 2025

VINEBROOK HOMES TRUST, INC.
(Exact name of registrant as specified in its charter)

Maryland	000-56274	83-1268857
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 Crescent Court, Suite 700
Dallas, Texas, 75201
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (214) 276-6300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
☒	Emerging growth company.

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Management Agreements

On June 10, 2025, VineBrook Homes Operating Partnership, L.P. (the “OP”), the operating partnership of VineBrook Homes Trust, Inc. (the “Company”), caused certain of its subsidiaries (collectively, the “Owners”) to enter into property management agreements (the “Management Agreements”) with Evergreen Residential Management, LLC (the “Manager”) to renovate, lease, maintain, and operate generally the Company’s properties within the VineBrook reportable segment (the “VineBrook Portfolio”).

Pursuant to the Management Agreements, responsibility for the day-to-day management of the properties, leasing the properties, managing resident situations, collecting rents, paying operating expenses, managing maintenance issues, accounting for each property using U.S. generally accepted accounting principles and other responsibilities customary for the management of single-family rental properties will transition to the Manager (the “Externalization”) by the end of 2025. We refer to the date that the last property in the VineBrook Portfolio is transitioned to the Management Agreements as the “Transition Effective Date.” As a result of the Management Agreements, on the Transition Effective Date the VineBrook Portfolio will be externally managed by the Manager.

Under the Management Agreements, monthly in arrears, the Manager is entitled to (1) a property management fee equal to 2.5% of collected rents, (2) a shared services agreement fee that shall not exceed the greater of 6% of collected rents and $75 per property, less any property management fee paid, (3) a major repair and maintenance fee of 10% of expenses for projects with an individual expense equal to or greater than $5,000 or an aggregate expense equal or greater than $10,000, subject to a maximum of $3,500, (4) new lease commissions equal to the greater of 40% of first-month’s rent or $600, and (5) renewal lease commission equal to the greater of 40% of first-month’s rent and $600. The Manager is also entitled to other repair, maintenance, vacancy and turnover fees on a per property basis.

The Management Agreements have an initial seven-year term with one-year automatic renewals, unless otherwise terminated. Either party may choose not to renew the Management Agreement at the end of any term by providing at least 90 days’ prior notice and, if terminated by the Owner, with a payment to the Manager equal to fees under the Management Agreement for 90 days after termination.

Pursuant to the Letter Agreement (as defined below), the Management Agreements can also be terminated by the Owner for any reason or no reason with 90 days’ notice, or 30 days’ notice with respect to certain change of control transactions, if the Owner pays a termination fee equal to (i) if prior to the 21st month anniversary of the Transition Effective Date, the amount necessary to cause the aggregate fees paid to the Manager from the Transition Effective Date to equal 720 days of fees, calculated based on a daily average of the fees actually paid during the calendar month immediately preceding the termination and (ii) if after the 21st month anniversary of the Transition Effective Date, $250 per property then covered by the relevant Management Agreement plus 90 days of fees, calculated based on a daily average of the fees actually paid during the calendar month immediately preceding the termination.

In addition, either party may terminate a Management Agreement upon (1) the liquidation, winding up or termination of the Owner or the Manager other than transfer of all of substantially all of the properties to certain affiliates of the Company or its external adviser, (2) the occurrence of a bankruptcy event of the Company, the OP, the Owner or the Manager, (3) upon a default of the other party subject to cure periods or (4) upon the termination of the Asset Management Agreement (as defined below) by Asset Manager (as defined below) in accordance with the terms thereof or any other Management Agreement as a result of the Manager’s default thereunder.

A Management Agreement may also be terminated with respect to any particular property upon transfer of ownership to an unaffiliated party of the property, with 30 days’ notice and payment of the Manager’s out-of-pocket costs incurred in connection with such transfer and a fee equal to $250 for each such property unless such property transfer was handled by Asset Manager or its affiliates under the Asset Management Agreement.

The Owners are required to defend, indemnify, protect and hold harmless the Manager and its affiliates, agents and employees from and against all losses, claims, actions, liabilities, damages, deficiencies and costs and expenses arising out of or to the extent attributable to (1) the properties or the management thereby by the Manager in accordance with the Management Agreement, (2) failure of the Owner to materially perform its obligations under the Management Agreement after any applicable notice and cure periods, (3) conduct at or management of the properties prior to the date of the Management Agreement, (4) conduct of the Owner prior to the date of the Management Agreement or (5) material breach of any representation by the Owner in the Management Agreement. The Manager is required to indemnify, defend, protect and hold harmless the Owners and their affiliates, agents and employees from and against all losses, claims, actions, liabilities, damages, deficiencies and costs and expenses arising out of or to the extent attributable to (1) the gross negligence, fraud, bad faith, illegal activity or willful misconduct of the Manager, (2) failure of the Manager to materially perform its obligations under the Management Agreement after any applicable notice and cure periods or (3) a knowing and intentional beach of any representation by the Manager in the Management Agreement. Neither the Manager nor the Owners are required to indemnify the other party or its affiliates, agents and employees against losses or expenses caused by, relating to or arising from the other party’s gross negligence, fraud, bad faith, illegal activity, willful misconduct or material breach or for which such party seeking indemnification owes the other party indemnification. In addition, the Manager’s indemnification obligations for failure to materially perform its obligations under the Management Agreement is capped at the greater of (1) the insurance proceeds available from the Manager’s policies and (2) the greater of the amount of fees received by Manager under the Management Agreement and $10 million.

In connection with the execution of the Management Agreements, on June 10, 2025 the OP entered into springing guaranties (the “Guaranties”), by and between the OP and Manager, providing for the guaranty of the Owner’s obligations under the Management Agreement in the case that such Owner, as of the last day of any calendar quarter, fails to maintain a tangible net worth of at least $10 million up to the guaranty cap equal to the difference between the Owner’s net worth and $10 million of each Owners’ obligations under the Management Agreements and, with respect to CrestCore II, LLC, CrestCore IV, LLC and True FM2017-1, LLC, solely to the extent such obligations have arisen as a result of the Owner’s fraud, illegal activity or willful misconduct as determined in an adjudication by a court of competent jurisdiction. The Guaranties require the Manager to use best efforts to mitigate any damages, to exhaust remedies against the Owner prior to pursuing rights under the applicable Guaranty and to not make a demand under the applicable Guaranty unless the failure to maintain the required tangible net worth exists and has continued for 90 days.

Asset Management Agreements

In addition, on June 10, 2025, the Owners entered into asset management agreements (the “Asset Management Agreements”) with Evergreen Asset Management, LLC (the “Asset Manager”) to provide asset management, operation, accounting support, leasing, repair and turnover scope of work and property accounting services as well as disposition services.

Under the Asset Management Agreement, the Asset Manager is entitled to an annual fee equal to 0.24% of the net asset value of the properties subject to the Asset Management Agreement, to be paid monthly in arrears. The net asset value of the properties subject to the Asset Management Agreement will be calculated by prorating the Company’s net asset value based on the value of the properties relative to all properties owned by the Company. In addition, the Asset Manager shall be reimbursed for all reasonable, documented out-of-pocket expenses incurred in performance of its services. The Asset Manager will also receive a disposition fee of 1.0% of the gross sales price for each property the Asset Manager provides disposition services for at the closing of such sale.

Either party may terminate an Asset Management Agreement upon (1) the liquidation, winding up or termination of the Owner other than transfer of all of substantially all of the properties to certain affiliates of the Company or its external adviser, (2) the occurrence of a bankruptcy event of the Company, the OP, the Owner or the Asset Manager, (3) upon a default of the other party subject to cure periods or (4) upon the termination of the corresponding Property Management Agreement in accordance with the terms thereof.

Both the Owners and the Asset Manager are required to indemnify, defend, protect and hold harmless the other party from and against all losses, claims, actions, liabilities, damages, deficiencies and costs and expenses to the extent attributable to certain specified actions in the Asset Management Agreement, subject to limitations provided in the Asset Management Agreement.

Development Services Agreement

On June 10, 2025, the OP and Evergreen Development Services, LLC (the “Service Provider”) entered into a real estate development services agreement (the “Development Services Agreement”) to provide for the identification, sourcing, inspection and acquisition of properties on behalf of the OP.

The Development Services Agreement has an initial term of seven years with one-year automatic renewals, unless otherwise terminated. Either party may choose not to renew the Development Services Agreement at the end of any term by providing at least 90 days’ prior notice. The Development Services Agreements can be terminated by the OP for any reason or no reason with 90 days’ notice, or 30 days’ notice with respect to certain change of control transactions, if the Owner has paid, on or prior to the effective date of the termination, all fees owed to the Service Provider under the Development Services Agreement. In addition, either party may terminate the Development Services Agreement upon (1) the liquidation, winding up or termination of the Owner other than transfer of all of substantially all of the properties to certain affiliates of the Company or its external adviser, (2) the occurrence of a bankruptcy event of either party or its parent companies or subsidiaries or (3) upon a default of the other party subject to cure periods. If the OP terminates the Development Services Agreement prior to the two-year anniversary of the Development Services Agreement upon 90 days’ prior notice or 30 days’ prior notice with respect to certain change of control transactions, the Service Provider is entitled to a termination fee as calculated pursuant to the Development Services Agreement which excludes service fees paid to Service Provider prior to the effective date of the termination and shall not exceed $5 million. Following termination of the Development Services Agreement and payment of the termination fee, the OP will not be required to pay any additional Measurement Period Service Fees (as defined below) or Runoff Date Service Fees (as defined below) other than those fees that were due and owed for a full, consecutive, 12-month period prior to the effective date of the termination.

Under the Development Services Agreement, Service Provider is entitled to an acquisition fee of (1) 2% of the price paid to acquire the property if the acquired property is not part of a broadly marketed process, (2) 1.375% of the price paid to acquire the property if it is part of a broadly marketed process from a third party with structured bid timelines or (3) 0.75% of the price paid to acquire the property if the acquired property is acquired solely as a result of a non-broadly marketed process and neither Service Provider nor its affiliates received or accessed information regarding such property prior to the OP. In addition, the Service Provider is entitled to (1) a due diligence inspection fee of $450 for the completion of diligence on a target property, (2) a clean and secure fee for cleaning and secure services after a property is acquired of $450 per property and (3) a project administration services fee for project administration services prior to occupation of (A) $1,000 if related to new-build homes already completed upon closing that require make-ready repairs or (B) $3,500 if related to contracted forward home deliveries requiring project oversight for construction and punch list completion.

Pursuant to the Letter Agreement, the Service Provider is also entitled to a measurement period service fee for any measurement period in which the Service Provider presents the OP with qualified target properties with an aggregate fair market value of $600 million and OP, directly or indirectly, fails to acquire properties with an aggregate purchase price of at least the lesser of $250 million and 41.7% of the aggregate fair value of the target properties presented during the measurement period (the lesser, the “Minimum Spend Amount”). The measurement period service fee (“Measurement Period Service Fee”) for any measurement period is equal to 2% of the positive difference between the Minimum Spend Amount in the applicable measurement period and the aggregate purchase price for acquired properties during the applicable measurement period. If, during any measurement period, the OP, directly or indirectly, acquires properties with an aggregate purchase price over the minimum spend amount, such additional amount may be used to satisfy the Minimum Spend Amount in any subsequent measurement period. A measurement period is each consecutive 12-month period within the first 36 months after the date of the Development Services Agreement.

Pursuant to the Letter Agreement, if, by the 42nd month following the date of the Development Services Agreement, the Service Provider has presented the OP with qualified target properties with an aggregate fair market value of $1.8 billion and OP, directly or indirectly, fails to acquire properties with an aggregate purchase price of at least $1.2 billion, then the Service Provider will be entitled to a fee (“Runoff Date Service Fee”) equal to 1% of the positive difference between $1.2 billion and the greater of (1) the aggregate purchase price of properties acquired by the OP, directly or indirectly, through such date and (2) $750 million.

Both the OP and the Service Provider are required to indemnify, defend, protect and hold harmless the other party from and against all losses, claims, actions, liabilities, damages, deficiencies and costs and expenses to the extent attributable to certain specified actions in the Development Services Agreement, subject to limitations provided in the Development Services Agreement.

Letter Agreement

Also on June 10, 2025, the OP, the Manager and the Service Provider entered into a letter agreement (the “Letter Agreement” and, together with the Property Management Agreements, the Asset Management Agreements and the Development Services Agreement, the “Externalization Agreements”) to set forth certain agreements among the parties related to the Externalization, including certain termination rights and fees in the Management Agreements and the Development Services Agreement described above. In addition, under the Letter Agreement, the OP has agreed to use good faith efforts to transition the properties in the VineBrook Portfolio to the Management Agreements on the agreed schedule.

Pursuant to the Letter Agreement, the OP will pay $1.75 million to the Manager on the date the first property is transitioned to a Management Agreement and will pay an additional $1.75 million to the Manager within 45 days after such date. In addition, the OP will issue Class C OP units of the OP with a value of $5 million on the earlier of December 31, 2025 and the date that the last property in the current VineBrook Portfolio is transitioned to a Management Agreement.

Each Externalization Agreement also contains representations and warranties and covenants that the Company considers customary for an agreement of this type.

Item 2.05. Costs Associated with Exit or Disposal Activities.

In connection with the Externalization, on June 10, 2025, the Company has committed to a reduction in force involving approximately 500 employees, representing 100% of our full-time employees. These actions are part of a Company reorganization that is intended to externalize management of the VineBrook Portfolio and under which the Manager intends to assume broad responsibility for the renovation, lease, maintenance, and operation of the VineBrook Portfolio. The Company expects to complete the reduction in force by the end of 2025.

The Company estimates it will recognize aggregate pre-tax cash expenditures related to severance and one-time termination benefits ranging from $2.8 million to $3.1 million, the majority of which is expected to be paid in the fourth quarter of 2025. The implementation of the headcount reductions, including cash payments, is expected to be complete by the end of the current fiscal year. The Company may also incur additional costs not currently contemplated due to events that may occur as a result of, or that are associated with, these actions.

The estimate of charges that the Company expects to incur and the timing thereof are subject to a number of assumptions and actual results may differ from current expectations and initial estimates.

Item 2.06. Material Impairments.

On June 10, 2025, in connection with the Externalization described above, the Company estimates it will recognize $5.7 million in non-cash impairment of finite-lived intangible assets related to capitalized software development costs, which are no longer anticipated to provide future benefits to the Company. The estimate of impairment that the Company expects to incur is subject to a number of assumptions and actual results may differ from current expectations and initial estimates.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the Externalization, on June 10, 2025, the Company terminated the employment of Dana Sprong and Ryan McGarry (each an “Executive”). The Executives will receive certain benefits under previously entered into severance agreements, the form of which was previously filed as Exhibit 10.11 to the Company’s Form 8-K filed on July 31, 2023 (the “Severance Agreements”).

Pursuant to the Severance Agreements, each Executive is required to execute a separation agreement and release of claims to receive severance in connection with his termination. The form of separation agreement and release of claims included as an exhibit to the Severance Agreements includes the resignation of the Executive from all offices and positions held by the Company and its affiliates. As a result, the Company expects Mr. Sprong to resign from the Company’s board of directors in connection with his execution of a separation agreement and release of claims in connection with his termination.

Item 8.01. Other Events.

The Company will continue to operate the VineBrook Portfolio until the completion of the transition of management of the VineBrook Portfolio to the Manager, which is expected to be completed by the end of 2025.

Cautionary Notice Regarding Forward-Looking Statements

This Current Report on Form 8-K contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on management’s current expectations, assumptions and beliefs. Forward-looking statements can often be identified by words such as “expect,” “estimate,” “will” and similar expressions, and variations or negatives of these words. These forward-looking statements include, but are not limited to, statements regarding the anticipated timing of the Externalization, including the related reduction in force and the Company’s intent to continue operations until the transition is complete, estimates of costs and the expected timing of recording associated charges and impairments and terminating employees in connection with expected transition of management of the VineBrook Portfolio to the Manager, the issuance of Class C OP units under the Letter Agreement and the resignation of Mr. Sprong from the Company’s board of directors. Forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statement, including risks associated with among others, adverse legal, reputational and financial effects on the Company resulting from the reduction in force and potential operational disruptions as a result of the reduction in force, as well as those described in greater detail in the Company’s filings with the Securities and Exchange Commission, particularly those described in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers should not place undue reliance on any forward-looking statements and are encouraged to review the Company’s other filings with the Securities and Exchange Commission for a more complete discussion of the risks and other factors that could affect any forward-looking statement. Except as required by law, the Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changing circumstances or any other reason after the date of this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 13, 2025	VineBrook Homes Trust, Inc.

	By:	/s/ John Good
Name: John Good
Title: President and Chief Executive Officer